EXHIBIT 99.0



FOR IMMEDIATE RELEASE                          CONTACT:
October 4, 1999                                News Media     Investor Relations
                                               Glenn Bozarth  Jessica Fisher
                                               310-252-3521   310-252-2703



                  LEARNING COMPANY ISSUES
                 TO IMPACT MATTEL EARNINGS
                 -------------------------

LOS ANGELES, October 4 -- Mattel, Inc. said today that its Learning Company division will have a significant third quarter revenue shortfall resulting primarily from a decision not to go forward with a planned licensing arrangement, as well as higher than expected product returns. The lower revenues, together with the write-off of bad debts, increased customer benefits and the termination of certain distributors, will result in a third quarter, after-tax loss at The Learning Company of between $50 million and $100 million, compared with an expected $50 million, after-tax profit for this division. Consequently, Mattel third quarter earnings per share will be approximately $.30 to $.40, with an estimated 2 to 4 percent decline in revenue.

"Unfortunately, the Learning Company performance masks the underlying vitality of our core U.S. business," Jill E. Barad, Mattel's chairman and chief executive officer said. "This strength was most evident in over-the-counter sales improvements for Barbie, Fisher-Price and our Wheels brands, as well as the fact that third quarter shippable orders for these same brands exceeded what we could fulfill by more than $100 million. That $100 million will be shipped early in the fourth quarter," she said.


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Mattel said its full third quarter financial results will be released on October 21, 1999.


Mattel is a worldwide leader in the design, manufacture and marketing of family products. With headquarters in El Segundo, California, Mattel has offices and facilities in 36 countries and sells its products in more than 150 nations throughout the world.

Note: Forward-looking statements included in this release with respect to the financial condition, results of operations and business of the company, which include, but are not limited to sales levels, restructuring and integration charges, special charges, other non-recurring charges, cost savings, operating efficiencies and profitability, are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include without limitation: the company's dependence on the timely development, introduction and customer acceptance of new products; significant changes in buying patterns of major customers; possible weaknesses of international markets; the impact of competition on revenues and margins; the company's ability to successfully integrate the operations of The Learning Company following its merger into the company;
the effect of currency fluctuations on reportable income; unanticipated negative results of litigation, governmental proceedings or environmental matters; and other risks and uncertainties as may be detailed from time to time in the company's public announcements and SEC filings.




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